Exhibit 10.11

AGREEMENT FOR THE JOINT OWNERSHIP AND LICENSING OF EXPLOITATION RIGHTS

This Agreement is entered into in Madrid, on June 1st, 2009

BETWEEN

Of the one part, the Consejo Superior de Investigaciones Científicas (hereinafter, “CSIC”), with VAT no. Q-2818002-D, and in the name and on behalf of the same, Mr. Rafael Rodrigo Montero, President of such Body, with its headquarters at calle Serrano no. 117, 28006 - Madrid, who has sufficient powers to enter into this agreement by virtue of the provisions contained in the Bylaws of the mentioned body, approved by Royal Decree 1730/2007, of December 21st (Spanish State Gazette of January 14th, 2008), which powers have not been revoked or varied;

Of the other part, Cellerix S.A. (hereinafter, “CELLERIX”), with VAT no. A- 84008986, with registered office at calle Marconi, number 1, 28760 Madrid, registered with the Commercial Registry of Madrid, and in the name and on behalf of the same, Mr. Eduardo Bravo Fernández de Araoz, with I.D. card no. ######-#, who has been granted, as Managing Director, sufficient powers to enter into this agreement by virtue of the powers of attorney executed in the presence of the Notary of Madrid, Mr. Jaime Recarte Casanova, on December 12th, 2007, with number 4.439 of his official records, which powers have not been revoked or varied.

The parties mutually acknowledge that they have the legal capacity required and sufficient powers to enter into this agreement.

RECITALS

FIRST.- Whereas CELLERIX applied, only in its name, for a European patent under number EP05077186.4 on September 3rd, 2005 entitled “CELL POPULATIONS HAVING IMMUNOREGULATORY ACTIVITY, METHOD FOR ISOLATION AND USES”. Subsequently, CELLERIX has applied for several extensions of such application (PCT, Canada, Mexico, Singapore, USA, China, Japan, Israel, South Korea, Australia, India and EP2), hereinafter, all of them jointly referred to as the PATENT.

SECOND.- Whereas the invention which is the subject-matter of the PATENT was developed jointly by MANUEL GONZALEZ DE LA PENA and DIRK BÜSCHER, both from CELLERIX, and by MARIO DELGADO MORA, from CSIC.

THIRD.- Whereas the parties wish to regulate each of their ownership interests in the Patent.

FOURTH.- Whereas CELLERIX is interested in obtaining the exclusive worldwide license of, including the right to sub-license, the rights to exploit the PATENT that belong to CSIC as co-owner of the same.

FIFTH.- Whereas CSIC is interested in granting CELLERIX the license of the rights it has to the PATENT.

Now, therefore, the parties wish to execute this Agreement subject to the following:

CLAUSES:

FIRST.- PURPOSE OF THE AGREEMENT

The purpose of this Agreement is to establish each of the parties’ co-ownership percentages in the PATENT and to regulate the terms of the licensing of CSIC’s rights to exploit the same in favor of CELLERIX.

SECOND.- OWNERSHIP OF THE PATENT

The ownership of the PATENT belongs to both parties according to the following percentages:

•                  CSIC, 1/3

•                  CELLERIX, 2/3

And the rights and obligations inherent to the same are divided into the same proportion.

THIRD.- LICENSE

3.1                        CSIC grants CELLERIX an exclusive license of all rights it has to the PATENT, in accordance with the terms set forth in this Agreement.

3.2                        This license is granted with regard to all the rights and powers included in the right to the PATENT and for all the territorial scope for which protection is provided.

3.3                        CELLERIX may sublicense the rights it acquires under this Agreement. CELLERIX will inform CSIC, prior to the granting of any sublicense, of any such agreements, so that the CSIC may verify that the granting thereof does not hinder the rights it has under this Agreement, including the ones regarding the economic terms established as consideration for the granting of the license. It will be understood that the CSIC authorizes the sublicensing in the event that the CSIC has not stated its opposition within ten (10) days following CELLERIX’ certified notice.

3.4                        For the purposes of this agreement, agreements entered into by CELLERIX or its sublicensees with third parties (“Contract Manufacturing Organisation” or “CMO”) for the manufacture of products protected by the PATENT on account of Cellerix or its sub-licensees, for their subsequent commercialization by CELLERIX or its sub-licensees, will not be considered sublicense agreements.

3.5                        CSIC will inform CELLERIX of any possible technological improvements associated with the PATENT that it may be aware of, or developed by CSIC itself, in which case, CELLERIX acquires the right to be informed first of such circumstance, as well as the first right to obtain an exclusive license in terms similar to the ones of this Agreement, and on market terms with regard to such development, provided that the legal requirements applicable to State-owned properties are met.

FOURTH.- TERRITORIAL SCOPE

The geographical scope for which CSIC assigns the rights includes all countries where the PATENT has been applied for or where it may be applied for in the future.

FIFTH.- TERM OF THE AGREEMENT

This Agreement will be effective from the time it is signed by both parties, and will remain in force until the end of the life of the PATENT.

SIXTH.- INTELLECTUAL AND INDUSTRIAL PROPERTY RIGHTS

6.1 The parties will mutually acknowledge the ownership rights they have in the PATENT.

6.2 In the event that any of the parties becomes aware of an infringement that affects the other party’s rights to the PATENT, it must immediately inform the other party, providing the collaboration or help required for the adequate defense of the mentioned rights.

6.3 Either party will notify the other in writing, as soon as it is aware of the same, about the existence of any proceeding or claim that may occur in connection with the exploitation of the subject-matter of the PATENT.

SEVENTH.- ECONOMIC TERMS

7.1 CELLERIX will pay to CSIC, as consideration for the exclusive license of all its rights to exploit the PATENT:

(a) an initial payment of €30,000 (THIRTY THOUSAND Euro) at the time this agreement is signed, and

(b) a payment of €120,000 (EURO ONE HUNDRED AND TWENTY THOUSAND) on the date any product that incorporates any of the PATENT’s claims is launched into the market, and

(c) a royalty that will be determined according to the following criterion:

•             a 0.1% royalty (ZERO POINT ONE PER CENT) of the Net Sales when the annual turnover is equal or less than Euro 50,000,000 (FIFTY MILLION),

•             a 0.2% royalty (ZERO POINT TWO PER CENT) of the Net Sales when the annual turnover ranges from Euro 50,000,001 (FIFTY MILLION AND ONE) to Euro 100,000,000 (ONE HUNDRED MILLION),

•             a 0.3% royalty (ZERO POINT THREE) of the Net Sales when the annual amount of the same exceeds Euro 100,000,001 (ONE HUNDRED MILLION AND ONE).

The following are examples to illustrate the above:

•                  If CELLERIX obtains annual Net Sales of €30m, it must pay to CSIC the amount of €30,000.

•                  If CELLERIX obtains annual Net Sales €160m, it must pay to CSIC the amount of €330,000, as a result of applying:

•                  0.1% to the first €50m = €50,000

•                  0.2% to the second €50m = €100,000

•                  0.3% to the remaining €60m = €180,000

7.2 For the purposes of this Agreement, annual Net Sales will be understood as the amount resulting from subtracting from the revenues effectively obtained each year by CELLERIX, from the direct or indirect commercial exploitation of the PATENT, the:

i) discounts, rebates, rappels or similar,

ii) applicable sales taxes or taxes on consumption,

iii) insurance, dispatch, freight and transport and customs expenses borne by CELLERIX, and

iv) fees to distributors and similar.

Deliveries of samples for free, rebates, units at no charge and other similar items are expressly excluded from Net Sales.

In the event that CELLERIX sublicenses the rights to exploit the PATENT to a third party in Europe, the economic consideration to be received by CSIC may not be less than the one it would receive in the event that the commercial exploitation of the PATENT were carried out by CELLERIX.

In the event that CELLERIX sublicenses the rights to exploit the PATENT to a third party outside Europe, the economic consideration to be received from CSIC will be 1.5% (ONE POINT FIVE PER CENT) of the income obtained by CELLERIX from royalties based on Net Sales, as described the same are described in this paragraph 7.2.

In the event that CELLERIX enters into a cross-licensing agreement with a third party, whereby it authorizes such third party to exploit the PATENT, receiving as consideration the right to exploit any other rights of such third parties, for the purposes of this Agreement, Net Sales will be considered to be the ones obtained by CELLERIX from the exploitation of the rights acquired by virtue of the cross-license agreement. For these purposes, in order to calculate the Net Sales, any amount to be paid by CELLERIX under the cross-license agreement must also be subtracted.

7.3 In the event that there is no application or that no action is carried out by CELLERIX aimed at obtaining the protection of the PATENT in a certain territory, the rules indicated in paragraph 7.1 (c) will apply.

7.4 In addition to the above stated percentage amounts, CELLERIX will pay to CSIC 1.5% (ONE POINT FIVE PER CENT) of any fixed amounts, not percentage amounts, payable at a single time or on a regular basis, received from a sub- licensee as a result of sublicensing the rights to exploit the PATENT and in the same terms agreed by CELLERIX with the sublicensee; consequently, if the payment to CELLERIX for the sublicense were conditional, in whole or in part, to the entry into the market, the CSIC will also collect the whole or the proportional part of the indicated percentage, subject to the product’s entry into the market.

7.5 Should CELLERIX cease to make any payment of royalties when the same become due and payable, it shall pay delay interest to CSIC, on the amount owed, at the Euribor rate officially established for the month in which the payments should have been effected, increased in two points and without prejudice to CSIC’s right to terminate the licenses granted and to compensation for damages, if appropriate.

7.6 It is CELLERIX’s obligation to provide to the CSIC a half yearly list, in writing, of the income obtained as a result of the commercial exploitation of the PATENT by the same or by third parties, within thirty days following the end of each calendar semester (30 June/31 December). This list shall specify the value of the sales and revenues invoiced and collected during the semester, the discounts, taxes, transport expenses and applicable fees, pursuant to that defined in point 7.2, as well as the value of the invoices that are pending collection, at the beginning and at the end of each semester.

7.7 CELLERIX will keep accurate and exact accounting books and records, so that all data reasonably necessary to calculate and correctly verify the amounts payable are recorded. CELLERIX will allow CSIC, or its nominee, to adequately inspect, and in such a way that it does not disturb the normal operation of CELLERIX, during normal office hours, the records, files and books, for the sole purpose of determining the sums it has assumed to pay. The expenses derived from such inspection will be fully borne by the CSIC.

If the results of such inspection differ in more than three per cent (3%) from the affirmations made by CELLERIX in its reports, the latter will be liable for all expenses incurred to perform such inspection. Should the results of such inspection differ in more than ten per cent (10%) from the statements made by CELLERIX in its reports, such difference may be considered a breach of the Agreement, in which case the provisions of the Twelfth Clause will apply.

7.8 The CSIC will issue an invoice to CELLERIX for the amount owed, adding the relevant VAT. Payments of the amounts owed to the CSIC, will be paid within thirty (30) calendar days following receipt of the relevant invoices by CELLERIX.

EIGHTH.- MAINTENANCE AND EXTENSION OF THE PATENT

8.1 It will be the exclusive responsibility of CELLERIX to decide the territorial scope to which the protection of the PATENT must extend. CELLERIX will inform CSIC within a maximum period of one month about such decisions.

8.2 During the term of this Agreement, CELLERIX shall bear all pending and future expenses required to keep the PATENT and its extensions in force.

8.3 In the event that CELLERIX is not interested in continuing to maintain the PATENT in any territorial scope, the CSIC may continue to maintain the same in its name and at its own cost. For such purpose, CELLERIX will communicate in writing to CSIC, at least three months prior to the deadline to perform any action required for such maintenance, its decision of not continuing with the same. If within the period of three months following reliable receipt of such notice, CSIC fails to communicate to CELLERIX by certified means its intention of continuing on its own with the maintenance of the PATENT, CELLERIX may proceed to abandon the same.

8.4 During the term of this Agreement, CELLERIX shall be responsible for all formalities required to maintain in force and defend the PATENT and its extensions.

8.5 In the event that the PATENT application is registered in any country other than the one where it is already registered, CSIC shall also be included as co- owner, and the territorial scope of this Agreement shall be automatically extended, for the exploitation of the PATENT in such country. CELLERIX will bear the expenses of registering or maintaining or any other expense required to obtain or maintain the industrial property rights.

8.6 The parties undertake to provide all information and perform as many actions as required to ensure effective registration of the PATENT with the relevant competent national and/or international bodies.

NINTH.- LIABILITY FOR EXPLOITATION

CELLERIX will assume, in relation to third parties, all risks derived from the manufacturing, exploitation and commercialization of the subject-matter of the PATENT, and consequently, CSIC will be indemnified from any liability or claim that may arise from such manufacturing, exploitation or commercialization.

TENTH.- CONFIDENTIALITY

10.1 The information obtained during the research works performed to develop the invention which is the subject-matter of the PATENT will be considered Confidential Information, and CSIC undertakes not to disclose the same to third parties in any way, without CELLERIX’s prior written consent.

10.2 In this regard, Confidential Information shall be regarded as all information of any nature that is not generally known by the public and which has been supplied, directly or indirectly, by one of the parties to the other, in tangible or intangible form, expressed in any means or support, whether communicated prior to, within the framework of preliminary conversations, during or after the date of this Agreement, and clearly identified as confidential at the time of its communication or delivery. Likewise, any know-how obtained during the relevant research or related to the same will also be regarded as Confidential Information.

10.3 Confidential Information will not be considered to include any information which:

•                  Was known by the parties prior to signing this Agreement, provided that such knowledge can be evidenced;

•                  Was generally known by the public or becomes known other than as a result of a breach of this Agreement by either party;

•                  Either party obtains from a third party who is not related to the development of the invention which is the subject matter of the PATENT, or to any of the parties, provided that such information has not been obtained as a result of breaching a confidentiality duty.

10.4 Each party shall be liable to the other for the Confidential Information being kept confidential by its representatives, employees, researchers or professional advisors and any other persons related to the same and persons to whom the Confidential Information must be disclosed.

10.5 The duty to keep the Confidential Information secret will remain in force indefinitely, as long as the same remains secret, and regardless of the duration of this Agreement, unless otherwise agreed by the parties in writing.

10.6 The CSIC, including its researchers or employees, may not publish under any format, or otherwise inform the public in general or a third party in particular, about the content, scope, characteristics or results of the research performed to develop the PATENT or research works related to the same, whether or not capable of being patented, without CELLERIX’s prior written approval. Once the issue of the patentability is solved, and prior to publishing, the CSIC must submit to CELLERIX, by registered letter with return receipt requested, the draft article and/or communication and/or book chapter intended to be published. CELLERIX must state its approval of the publication or its disapproval due to strategic or scientific-technical reasons, or propose amendments to the document proposed, within a maximum of thirty (30) days following submission of the same for its approval. If no statement is made, it will be understood that the intended publication has been approved.

10.7 In any publication or public communication in any form regarding the content, scope, characteristics or results of the research carried out for the development of the PATENT, the inventors shall always be mentioned, in their capacity as such.

10.8 This Agreement will be considered Confidential Information. As an exception, both parties may provide public information with regard to its signing, including the purpose of the Agreement, the exclusive nature of the license granted, territorial scope and term of duration of the Agreement.

ELEVENTH.- ASSIGNMENT

11.1 Should CELLERIX intend to assign its ownership interest in the PATENT to a third party, it shall notify CSIC, who may waive or exercise its preemption and first refusal rights within three (3) months. In any case, CELLERIX’ ownership interest in the PATENT is conditional to the assignee agreeing to maintain the same terms contained in this agreement.

11.2 Should CSIC decide to exercise its pre-emption and first refusal right, it must equal the offer received by CELLERIX, otherwise CELLERIX will be free to assign its ownership interest and it will be understood that CSIC waives such rights.

11.3 The change of control or of the shareholders in CELLERIX will not entail the assignment of this agreement to third parties, nor will it alter its effects, effectiveness or validity between the parties.

TWELFTH.- BREACH

12.1 In the event of breach of any of the stipulations contained in this agreement, and provided that such breach is capable of being remedied, the non-breaching party will request the breaching party by delivering certified notice to proceed to remedy the reported breach, which must be remedied within a maximum of sixty (60) days following the notification of the request to remedy.

12.2 Upon the lapse of the mentioned sixty day period, if the breaching party has failed to sufficiently remedy the contractual breach or if the breach were not capable of being remedied, the matter will be submitted to the President of the CSIC and the CEP of CELLERIX jointly, so that they may attempt to amicably solve the controversy. In the event that no amicable agreement is reached within thirty (30) days after the matter was posed, the non-breaching party may terminate the agreement, and will be entitled to be compensated for any damages caused to the same as a result of such breach.

THIRTEENTH.- TERMINATION OF THE AGREEMENT

The parties, by mutual agreement, may terminate or amend this Agreement at any time.

FOURTEENTH.- FORUM

This Agreement is a private agreement. The parties undertake to amicably solve any discrepancy with regard to the interpretation or performance of the same that may arise. If it were not possible to reach an amicable solution on the terms and within the periods envisaged in the TWELFTH clause above, the parties agree, expressly waiving any other forum to which they may be entitled, to submit to the jurisdiction of the Courts of Madrid.

FIFTEENTH.- NOTICES

15.1 For the purposes of any communication related to this Agreement, the interlocutor for CSIC will be the Deputy Vicepresident of the Transfer of Knowledge Department of the CSIC and the address will be c/ Serrano no. 142, 28006-Madrid.

15.2 For CELLERIX, the interlocutor will be the Head of the Legal Service, Mr. Miguel Angel Galve, with his address at c/Marconi 1, 28760-Tres Cantos, Madrid.

15.3 No change of these addresses or the designated interlocutors will have any effect in relation to this Agreement, nor will it be considered to have taken place, until certified notice has been given to the other party of the new address or the new interlocutor appointed.

15.4 The parties shall deliver their communications by registered mail with return receipt or via a registered fax (burofax).

SIXTEENTH.- OTHER FORMALITIES

16.1 CELLERIX undertakes to perform all formalities required with the patent offices to include the CSIC as proprietor of the PATENT.

16.2 This document may only be executed as a public instrument at the request of either of the contracting parties and at the expense of such party, or when so required by the legislation in force.

In witness whereof, the parties sign this Agreement, in two copies, both originals, at the place and on the date first indicated above.

BY CSIC	BY CELLERIX

Mr. Rafael Rodrigo Montero	Mr. Eduardo Bravo Fernandez de Araoz
President of the CSIC	CEO

/s/ Rafael Rodrigo Montero	/s/ Eduardo Bravo Fernandez de Araoz